Exhibit 99.1

August 6, 2013

FOR IMMEDIATE RELEASE

Contact:  Laura Ulbrandt  (212) 460-1900

LEUCADIA NATIONAL CORPORATION
ANNOUNCES SIX MONTH 2013 RESULTS

New York, New York, August 6, 2013--Leucadia National Corporation (NYSE: LUK) today announced its operating results for the six month period ended June 30, 2013.  Net income attributable to Leucadia National Corporation common shareholders for the six month periods ended June 30, 2013 and 2012 was $357,715,000 ($1.10 per diluted common share) and $293,626,000 ($1.18 per diluted common share), respectively.  These results reflect the inclusion of the operations of Jefferies Group LLC and its subsidiaries commencing with the quarter ending June 30, 2013.

For more information on the Company’s results of operations for the first half of 2013, please see the Company’s Form 10-Q for the six months ended June 30, 2013, which will be filed with the Securities and Exchange Commission today.

SUMMARY FOR LEUCADIA NATIONAL CORPORATION AND SUBSIDIARIES
(In thousands, except per share amounts)
(Unaudited)

	For the Three Month		For the Six Month
	Period Ended June 30,		Period Ended June 30,
	2013	2012	2013	2012

Net revenues	$2,705,150	$1,746,041	$5,031,905	$4,505,218

Realized security gains	$9,500	$2,526	$239,391	$427,462

Income (loss) from continuing operations before income taxes
and income related to associated companies	$45,448	$(287,700)	$363,417	$442,608

Income related to associated companies	34,863	13,536	65,671	41,528

Income (loss) from continuing operations before income taxes	80,311	(274,164)	429,088	484,136

Income tax provision (benefit)	22,068	(87,508)	70,075	185,286

Income (loss) from continuing operations	58,243	(186,656)	359,013	298,850

Income (loss) from discontinued operations, including gain on
disposal, net of taxes	293	(1,112)	(188)	617

Net income (loss)	58,536	(187,768)	358,825	299,467

Net loss attributable to the noncontrolling interest	729	297	1,351	95

Net income attributable to the redeemable noncontrolling interests	(5,638)	(9,780)	(1,107)	(5,936)

Preferred stock dividends	(1,015)	–	(1,354)	–

Net income (loss) attributable to
Leucadia National Corporation common shareholders	$52,612	$(197,251)	$357,715	$293,626

Basic earnings (loss) per common share attributable to
Leucadia National Corporation common shareholders:
Income (loss) from continuing operations	$.14	$(.80)	$1.12	$1.20
Income (loss) from discontinued operations, including
gain on disposal	–	(.01)	–	–
Net income (loss)	$.14	$(.81)	$1.12	$1.20

Number of shares in calculation	367,752	244,583	315,375	244,583

Diluted earnings (loss) per common share attributable to
Leucadia National Corporation common shareholders:
Income (loss) from continuing operations	$.14	$(.80)	$1.10	$1.18
Income (loss) from discontinued operations, including
gain on disposal	–	(.01)	–	–
Net income (loss)	$.14	$(.81)	$1.10	$1.18

Number of shares in calculation	367,837	244,583	322,697	248,910